Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of the 6th day of May, 2014, by and between Simmons First National Corporation, an Arkansas corporation (“SFNC”), and Community First Bancshares, Inc., a Tennessee corporation (“CFB”).

ARTICLE I
RECITALS

Section 1.01 SFNC.  SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share (“SFNC Stock”), of which 16,312,260 were outstanding as of April 24, 2014, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which none are outstanding.  SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”  No shares of the other classes of SFNC’s authorized capital stock are outstanding.

Section 1.02 CFB.  CFB has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Union City, Tennessee. CFB is registered as a bank holding company with the FRB under the BHC Act.  As of the date hereof, CFB has 500,000 authorized shares of common stock, par value $10.00 per share (“CFB Common Stock”), of which 363,918.017 shares were outstanding as of April 24, 2014 (including vested restricted shares but excluding 6,190 unvested restricted shares); 20,000 authorized shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of which none are outstanding; 1,001 authorized shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of which none are outstanding; and 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, par value $1,000.00 per share  ("CFB Series C Preferred Stock") of which  30,852 shares are outstanding. The number of shares outstanding shall be certified by CFB at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03 CFB Subsidiaries.

(a) First State Bank (“FSB”) has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Union City, Tennessee.  As of the date hereof, FSB has 92,300 authorized shares of common stock, par value $2.50 per share, of which 92,300 shares are outstanding as of December 31, 2013, no other class of capital stock being authorized.  All of the outstanding shares of stock of FSB are owned by CFB.

(b) First State Risk Management, Inc. (“FSRM”) has been duly incorporated and is a validly existing corporation in good standing under the Nevada Captive Insurers Law of the State of Nevada, with its principal place of business located in Las Vegas, Nevada.  As of the date hereof, FSRM has 1,000 authorized shares of common stock, par value $1.00 per share, of which 1,000 shares are outstanding as of December 31, 2013, no other class of capital stock being authorized.  All of the outstanding shares of stock of FSRM are owned by CFB.

(c) Community First Statutory Trust I ("CFS Trust I"), dated February 22, 2001, by and among State Street Bank and Trust Company of Connecticut, N.A. as institutional trustee, CFB as Sponsor and John C. Clark and Kathy Barber as Administrators, which trust has authorized and issued common securities in the amount of $186,000 as of December 31, 2013, and authorized and issued preferred securities in the amount of $6,000,000, as of December 31, 2013.  All of the outstanding common securities of CFS Trust I are owned by CFB.

(d) Community First Statutory Trust II ("CFS Trust II"), dated June 23, 2005, by and among Deutsche Bank Trust Company Americas, as Property Trustee, Deutsche Bank Trust Company Delaware, as Delaware Trustee, CFB as depositor, Sponsor and John C. Clark, Kathy Barber and Victor M. Castro, as Administrative Trustees, which trust has authorized and issued common securities in the amount of $344,000 as of December 31, 2013, and authorized and issued preferred securities in the amount of $11,100,000, as of December 31, 2013.  All of the outstanding common securities of CFS Trust II are owned by CFB.

(e) Community First Statutory Trust III ("CFS Trust III"), dated September 10, 2007, by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, CFB as Sponsor and Kathy Barber, John C. Clark and Victor M. Castro as Administrators, which trust has authorized and issued common securities in the amount of $310,000 as of December 31, 2013, and authorized and issued preferred securities in the amount of $10,000,000, as of December 31, 2013.  All of the outstanding common securities of CFS Trust III are owned by CFB.

(f)  Schedule 1.03(f) sets forth the subsidiaries of FSB all of which are 100% owned by FSB except as noted on the Schedule.

Section 1.04 Compensatory Stock Programs.

(a)           SFNC has reserved 436,648 shares of SFNC Stock (“SFNC Comp. Shares”) for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC (“SFNC Stock Comp. Plans”), of which options for 94,730 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

(b)           CFB reserved 17,000 shares of CFB Common Stock for issuance in restricted stock awards pursuant to the terms of the Community First Bancshares, Inc. 2007 Restricted Stock Plan ("CFB Stock Plan").  Restricted stock awards for 3,135.355 shares of CFB Common Stock have been awarded and are fully vested in the participants and restricted stock awards for 6,190 shares (2,555 shares of single trigger vesting on a change in control and 3,635 shares ("CFB Double Trigger Restricted Stock") are double trigger vesting on both a change in control and two years continued service) have awarded to participants but are not yet fully vested. No additional awards of restricted stock will be granted under CFB Stock Plan.

Section 1.05 Rights; Voting Debt.  Except for (i) the SFNC Stock Comp. Plans, (ii) CFB Stock Plan, and (iii) the transactions contemplated under this Agreement, neither SFNC nor CFB has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, “Rights”).  Neither CFB nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote (“Voting Debt”).

Section 1.06 Materiality.  Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to CFB, be deemed to be with respect to CFB and its subsidiaries taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07 Merger.  The Board of Directors of SFNC and the Board of Directors of CFB have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that CFB merge with and into SFNC (“Merger”) on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and CFB adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II
MERGER

Section 2.01 Merger.  On the Effective Date, as defined in Section 8.01, CFB will merge with and into SFNC, with SFNC being the surviving corporation (“Surviving Corporation”), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act.  At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by CFB; and SFNC shall be responsible for all of the liabilities and obligations of CFB in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or CFB.

Section 2.02 Conversion of CFB Common Stock.

(a)           Definitions.

(i)  “Exchange Ratio” shall mean 17.8975 shares of SFNC Stock for each share of CFB Common Stock, subject to adjustment as provided in Section 2.03.

(ii)   “Merger Consideration” shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of CFB Common Stock so held in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.05, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(c).

(iii)  “Average Closing Price” of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(iv)  “Minimum Merger Consideration” shall be the product of (x) $28.30 multiplied by (y) the number of shares of SFNC Stock to be issued to CFB shareholders in exchange for CFB Common Stock in the Merger.

(b)           Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of CFB Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.07) shall be converted into the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio.  All shares of CFB Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate, as defined in Section 2.05, previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration.  The holders of Certificates previously evidencing shares of CFB Common Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of CFB Common Stock except as otherwise provided herein or by law.  Such Certificates previously evidencing shares of CFB Common Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor and (ii) cash in lieu of fractional shares as set forth in Section 2.05, upon the surrender of such Certificates in accordance with the provisions of Section 2.05, without interest.  No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.05.

(c)           Each share of CFB Common Stock held in the treasury of CFB and each share of CFB Common Stock owned by any direct or indirect wholly owned subsidiary of CFB immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03. Adjustment to Computation of Merger Consideration.

(a)           The aggregate number of shares of SFNC Stock to be exchanged for each share of CFB Common Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time.  No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans, (ii) the issuance of any SFNC stock in any other merger or other acquisition transaction or (iii) the issuance of any SFNC Stock for cash in a public offering.

(b)           The aggregate number of shares of SFNC Stock to be exchanged for each share of CFB Common Stock shall be adjusted appropriately to reflect any change in the number of shares of CFB Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to CFB Common Stock, received or to be received by holders of CFB Common Stock, when the record date or payment occurs prior to the Effective Time.  All outstanding unvested restricted shares of CFB Common Stock, except CFB Double Trigger Restricted Stock, shall be vested as of the Effective Time pursuant to the terms of the CFB Stock Plan and shall be exchanged for the Merger Consideration on the same basis as all other shares of CFB Common Stock.  A reduced number of shares may be accepted under the CFB Stock Plan with the balance of such shares being exchanged to pay the tax consequences of the vesting. All outstanding unvested CFB Double Trigger Restricted Stock shall be exchanged for the Merger Consideration on the same basis as all other shares of CFB Common Stock, but shall not be fully vested until otherwise vested or forfeited pursuant to the terms similar to the CFB Stock Plan. The Exchange Ratio set forth in Section 2.02 (a) above is based upon 370,108.017 shares of CFB Common Stock, consisting of 363,918.017 shares of CFB Stock outstanding and 6,190 shares of unvested restricted stock under the CFB Stock Plan, all as of   the Effective Time. If the number of outstanding shares of CFB Common Stock or the number if of restricted shares of CFB Common Stock granted and in effect, as of the Effective Time, differs from the foregoing, then the Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) 6,624,000, divided by (y) the number of shares of CFB Common Stock outstanding plus the number of restricted shares of CFB Common Stock granted and in effect, at the Effective Date.

(c)           In the event (i) the Average Closing Price of SFNC Stock shall be less than $28.30; and (ii) the percentage difference between:

(A) $35.37 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including March 12, 2014) and (B) the Average Closing Price is not equal to at least 80% of the percentage difference between:

(Y) $38.43 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) for the twenty (20) consecutive trading days ending on and including March 12, 2014 and (Z) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date, then CFB may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration.  If SFNC elects to make the Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to CFB of such election (the “Walkaway Counter Offer Notice”).  The Walkaway Counter Offer Notice, if given, shall set forth the amount of the cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d)           Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

Section 2.04 Conversion of CFB Series C Preferred Stock.

(a)           Subject to the other provisions of this Section 2.02, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of CFB Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of SFNC Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share ("SFNC Series A Preferred Stock").  All shares of CFB Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive an equal number of shares the SFNC Series A Preferred Stock. The holders of certificates previously evidencing shares of CFB Series C Preferred Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of CFB Series C Preferred Stock except as otherwise provided herein or by law.  Such certificates previously evidencing shares of CFB Series C Preferred Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Series A Preferred Stock issued in consideration therefor.

(b)           Each share of CFB Series C Preferred Stock held in the treasury of CFB and each share of CFB Series C Preferred owned by any direct or indirect wholly owned subsidiary of CFB immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.05 Exchange of Certificates.

(a)           Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Transfer Agent”), for the benefit of the holders of shares of CFB Common Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of CFB, and (ii) cash in the amount of $20,000.00 (“Fractional Share Fund”).  In the event the initial sum deposited into the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b)           Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of CFB Common Stock and each holder of record of "book entry" shares of CFB Common Stock (such "book entry" shares have been issued to the holder of record without a certificate) (other than Dissenting Shares) (both certificated shares of CFB Common Stock and "book entry" shares of CFB Common Stock defined herein as “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock, cash or a combination thereof. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of CFB Common Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(c) and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of CFB Common Stock which is not registered in the transfer records of CFB, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of CFB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c)           No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered and paid to the holder of the certificates (i) certificates evidencing whole shares of SFNC Stock issued in exchange therefor, (ii) the cash portion of the Merger Consideration, if any, payable to such holder, including the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.05(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock.  No interest shall be paid on the Merger Consideration.

(d)           All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of CFB Common Stock.

(e)           Any portion of the Fractional Share Fund which remains undistributed to the holders of CFB Common Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of CFB Common Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f)           SFNC shall not be liable to any holder of shares of CFB Common Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CFB Common Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CFB Common Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.06 Stock Transfer Books.  At the Effective Time, the stock transfer books of CFB shall be closed and there shall be no further registration of transfers of shares of CFB Common Stock or CFB Series C Preferred Stock thereafter on the records of CFB. On or after the Effective Time, any Certificates for CFB Common Stock presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration and any certificates for CFB Series C Preferred Stock presented to the Transfer Agent or SFNC for any reason shall be converted into an equal number of shares of SFNC Series A Preferred Stock.

Section 2.07 Dissenting Shares.  Notwithstanding any other provisions of this Agreement to the contrary, shares of CFB Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the “Dissenting Shares”) in accordance with Title 48, Chapter 23 of  Tennessee Code Annotated shall not be converted into or represent the right to receive the  Merger Consideration.  Such shareholders shall be entitled to receive payment of the fair value of such shares of CFB Common Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of CFB Common Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of CFB Common Stock, upon surrender, in the manner provided in Section 2.05, of the Certificate or Certificates that formerly evidenced such shares of CFB Common Stock.

Section 2.08 Lost CFB Common Stock Certificates.  In the event any Certificate for CFB Common Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

Section 2.09 Options and Rights. There are no options, warrants or rights granted by CFB to purchase shares of CFB Common Stock, which are outstanding and unexercised and there are no outstanding securities issued by CFB, or any other party, convertible into CFB Common Stock.

ARTICLE III
ACTIONS PENDING MERGER

Section 3.01 Required Actions Pending Merger.  CFB hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, CFB will and will cause each of its subsidiaries to:

(a)           upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt resolutions: (i)  amending the contribution formula and benefit provisions of the CFB 401(k) Savings Plan to be comparable to the SFNC 401(k) Plan to be effective at the Effective Time and (ii) terminating the CFB 401(k) Savings Plan to be effective on December 31, 2014, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan;

 (b)           use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with CFB’s existing employment procedures;

(c)           use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d)           use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e)           perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

(f)           give SFNC notice of all meetings of the board of directors of CFB and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting in person or telephonically, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that CFB’s legal counsel advises the CFB directors that permitting SFNC’s presence would constitute a breach of their fiduciary, regulatory or legal  duties or requirements, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings.

Section 3.02 Prohibited Actions Pending Merger.  Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, CFB shall not do, and CFB will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a)           make, declare or pay any dividend on CFB Common Stock, other than dividends consistent with historic practices provided, however, CFB may declare and pay a dividend on the CFB Common Stock prior to the Effective Time in an amount equal to $4.50 per share if the Effective Time is prior to the record date for the SFNC fourth quarter dividend (December 15, 2014) or in an amount equal to $6.00 per share if the Effective Time is after such record date for the SFNC fourth quarter dividend, and provided, further, that CFB may pay dividends on the CFB Series C Preferred Stock in compliance with the terms the SBLF Program and the governing terms of CFB Series C Preferred Stock, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of CFB’s capital stock or the capital stock of any subsidiary, or any options, warrants, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b)           hire any additional staff, except for personnel hired at an hourly rate to fill vacancies, salaried non-officers positions that are replacements,  or for seasonal part time staff, in accordance with past practices;

(c)           enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans;

(d)           except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e)           except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its charter or by-laws;

(f)           except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to CFB on a consolidated basis, other as set forth in section 3.02(f) of the Disclosure Letter;

(g)           acquire any investment securities, other than U.S. Treasury Securities, municipal securities with a minimum rating of "A", or  U.S. Agency securities which are traditional fixed rate debt securities;

(h)           sell or purchase any securities in the aggregate amount of $500,000, except for purchases related to the re-investment of proceeds of matured securities which are in compliance with the investment policies of CFB;

(i)           except in their fiduciary capacities, purchase any shares of SFNC Stock;

(j)           except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2013, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2013, except as may be required by law or generally accepted accounting principles;

(k)           knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or CFB to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect CFB’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(l)           except as provided in Section 3.04 hereof, make or renew any single loan or series of loans, to one borrower or a related group of borrowers in an aggregate amount greater than $1,500,000;

(m)           sell or dispose of any other real estate owned or other properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to CFB or its subsidiaries, having a book value in excess of $250,000, or pursuant to which CFB or any of its subsidiaries would incur a loss in excess of $100,000; or

(n)           sell or dispose of any fixed assets of CFB or its subsidiaries having a book value in excess of $25,000;

(o)           terminate any lease on fixed assets currently in use by CFB or its subsidiaries or which would cause CFB or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000;  or

(p)           amend, revise or modify any policies, procedures or guidelines affecting the  underwriting, acquisition, administration or collection of debts or other extensions of credit originated by or acquired by First State Finance, Inc.;

(q)           Permit the consumer finance credit portfolio of First State Finance, Inc. to exceed $60,000,000 in the aggregate, net of unearned interest;

(r)           directly or indirectly agree to take any of the foregoing actions.

Section 3.03 Conduct of CFB to Date.  Except as contemplated by this Agreement or as disclosed in CFB’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2013 through the date of this Agreement:

(a)           CFB and FSB have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b)           neither CFB nor FSB have issued or sold any capital stock (other than stock issued under the CFB Stock Plan) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of CFB or FSB,

(c)           CFB has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock, except for dividends declared and paid quarterly on CFB Series C Preferred Stock,

(d)           neither CFB nor FSB incurred any material obligation or liability (absolute or contingent) or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except for normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement,,

(e)           neither CFB nor FSB has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f)           neither CFB nor FSB has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g)           neither CFB nor FSB increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h)           neither CFB nor FSB has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

(i)           neither CFB nor FSB has canceled or compromised any debt to an extent exceeding $50,000 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000 asserted by CFB or any of its subsidiaries,

(j)           neither CFB nor FSB has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(k)           neither CFB nor FSB has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(l)           there has not been any change in the method of accounting or accounting practices of CFB or any of its subsidiaries, and

(m)           CFB and FSB have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

Section 3.04 Certain Loans.  SFNC shall designate a representative to be present at FSB’s internal loan committee meetings.  That representative shall receive the same information as to each such prospective loan that the loan committee members receive (consisting of the internal loan report for loans between $500,000 and $1,500,000 and the complete internal loan committee documentation for loans of $1,500,000 or more)  and, if the representative does not object to FSB’s making such loan at the time it is presented to FSB's internal loan committee for approval, such loan will be deemed to have been consented to by SFNC for purposes of Section 3.02(l) hereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties.  Except as disclosed by CFB or SFNC, as appropriate in their respective Disclosure Letters (the “Disclosure Letter”) to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to CFB, and, CFB, for itself and FSB, to the extent applicable to FSB, represent and warrant to SFNC, that:

(a)           The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b)           All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c)           Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

(d)           The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock, except as shown on Schedule 4.01(d) hereof.

(e)           The Boards of Directors of SFNC and CFB have, by all appropriate action, approved this Agreement and the Merger.  Subject to the receipt of approval of the SFNC and CFB shareholders, and subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)           The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby (“Material Adverse Effect”), or enable any person to enjoin any of the transactions contemplated hereby or (ii) a breach or violation of, or a default under, the articles of incorporation, charter or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of CFB and SFNC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g)           In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 2013, nor any other document filed subsequent to December 31, 2013 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2011, 2012, 2013 and 2014, (collectively, the “SFNC Reports”), do not and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

(h)           In the case of CFB, its audited financial statements for the fiscal year ended December 31, 2013 (“CFB Audited Financial Statements”), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the CFB Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.  In the case of FSB, its Statements of Condition filed with the state and federal bank agencies during 2011, 2012, 2013 and 2014 were prepared in material compliance with the instructions therefor and are not known by CFB management to contain any material errors or misstatements. In the case of CFB and its subsidiaries, the unaudited monthly financial reports prepared subsequent to December 31, 2013 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect.  It has no material obligations or liabilities, contingent or otherwise, not disclosed in the CFB Audited Financial Statements or any subsequent unaudited monthly financial interim of FSB or CFB, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition was adequate in the judgment of CFB’s management, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of FSB.

(i)           Since December 31, 2013, in the case of SFNC and CFB, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or CFB and its subsidiaries, taken as a whole.

(j)           All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects.  All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles.  It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

(k)           (i)  No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l)           Except for this Agreement, and arrangements made in the ordinary course of business, neither CFB nor FSB is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

 (n)           Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of CFB substantially all of the buildings and equipment in regular use by CFB and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o)           It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p)           It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q)           In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r)           Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s)           Except for the retention of Keefe, Bruyette & Woods, Inc. by CFB, neither CFB nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t)           The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (“Securities Act”), with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of CFB in the Merger (“Registration Statement”), or (ii) the proxy statement(s) to be distributed in connection with meeting of shareholders of CFB and SFNC to vote upon this Agreement, as amended or supplemented from time to time (“Proxy Statement”), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, (“Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u)           For purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Properties Owned” means those properties owned or operated by SFNC or CFB or any of their subsidiaries.

(i)  To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii)  To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii)  To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v)           CFB does not and is not required to file reports pursuant to the Exchange Act.

(w)           It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

Section 4.02 Representations and Warranties of CFB.   Except as disclosed in writing in the Disclosure Letter, CFB, for itself and FSB, to the extent applicable to FSB, to the best of their actual knowledge, represent and warrant to SFNC, that none of CFB’s or FSB’s executive management, consisting of John Clark, Tony Gregory, Kathy Barber, Chet Alexander, Victor Castro and Lynda King, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of CFB or any of its subsidiaries, with respect to loans to borrowers which are payable to CFB or any of its subsidiaries either directly or as a participant.  To the best knowledge of CFB and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of any of CFB or FSB:

(a)           All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(b)           The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, as of the date reported and are not subject to any offsets, credits, deductions or counterclaims;

(c)           The collateral securing each loan as referenced in the loan file or a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by CFB or FSB to secure each loan;

(d)           CFB or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors, except in compliance with the document retention programs of CFB or its subsidiaries which may include e-signatures, digital record retention options and third party storage;

(e)           CFB or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record except in compliance with the document retention programs of CFB or its subsidiaries which may include e-signatures, digital record retention options and third party storage;

(f)           Each lien or security interest of CFB or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by CFB or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

(g)           CFB and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

(h)           All guaranties granted to CFB or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law; and

(i)           With respect to any loans in which CFB or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

ARTICLE V
COVENANTS

Section 5.01  Covenants.  SFNC hereby covenants with and to CFB, and CFB hereby covenants with and to SFNC, that:

(a)           It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b)           In the case of CFB, it shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable after the S-4 is declared effective; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and “Blue Sky” permits which are covered by Section 5.01(e)); and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters;

(c)           SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance.  CFB and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d)           SFNC will advise CFB, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e)           In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f)           Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

 (g)           (i)  Upon reasonable notice to an executive officer of the party, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s “Representatives”) access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, after such reasonable notice has been given to an executive officer of the party, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2013, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (g) pertaining to non-disclosure of confidential information of CFB and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, CFB or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (g) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (g) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(h)           It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

 (i)           It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

(j)           It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Tennessee Department of Financial Institutions (“TDFI”) and to any other regulatory agencies as required by law;

(k)           It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l)           Prior to the Effective Date and contingent on the consummation of the Merger, CFB shall, consistent with generally accepted accounting principles, cause FSB to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by CFB pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by CFB or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m)           From and after the Effective Date, SFNC shall cause its  subsidiaries, including FSB, to offer to all persons who were employees of CFB or FSB, ot other subsidiaries of each, as reflected in the payroll records of such institutions, immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of FSB, or other subsidiaries, immediately following the Effective Date, the right to participate, commencing no later than January 1, 2015, in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC.  To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of CFB and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

(n)           In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of twelve (12) months from and after February 18, 2014, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of CFB or any subsidiary of CFB or any individual who was an employee of CFB or any of its subsidiaries on February 18, 2014, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with CFB or its Subsidiary; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with CFB has been terminated, whether voluntarily or involuntarily, or (ii) make a loan or other extension of credit to pay off any FSB loan in existence on February 18, 2014 to a borrower who is not also a borrower of SFNC or one of its subsidiaries as of that date;

(o)           In the case of SFNC, it will evaluate with CFB management, the staffing needs of FSB after the Effective Date.  If any positions at FSB are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at FSB or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program;

(p)           In the case of SFNC, it will (i) take all steps necessary to increase the size of its board of directors from nine (9) to (11), (ii) submit up to two persons selected by the CFB Board of Directors (such selection to be communicated to SFNC prior to June 30, 2014) to the SFNC Nominating, Compensation and Corporate Governance Committee ("NCCGC") for consideration as candidates to fill the vacancies created on the SFNC Board, (iii) will cause the NCCGC to evaluate the recommended candidates in accordance with its normal and ordinary processes for evaluation of prospective directors, (iv) if approved by the NCCGC, appoint such candidates to the vacancies created on the SFNC Board to be effective no later than the Effective Time; and (v) if SFNC later decides to merge or combine FSB into one of its other bank subsidiaries, a similar process as described in this Section 5.01(p) shall be followed with respect to such resulting bank subsidiary in order to provide former CFB directors appropriate representation on the resulting bank subsidiary's board of directors, including no less than one representative from the former CFB Board of Directors;

(q)           In the case of SFNC, it will take commercially reasonable efforts to assume all obligations of CFB related to the trust preferred securities issued by CFS Trust I,  CFS Trust II and CFS Trust III; and

(r)           In the case of SFNC, it will take commercially reasonable effort to obtain the approval of the U. S. Treasury for it to exchange its Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share, for the for the outstanding shares of CFB Series C Preferred Stock on a one for one basis.

ARTICLE VI
CONDITIONS TO CONSUMMATION

Section 6.01 Mutual Conditions.  The respective obligations of SFNC and CFB to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a)           This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of CFB and SFNC in accordance with applicable law;

(b)           The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the TDFI and the expiration of any statutory waiting periods without adverse action being taken;

(c)           Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or CFB would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d)           The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e)           No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f)           No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g)           The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective;

(h)           Quattlebaum, Grooms, Tull & Burrow PLLC shall have delivered its opinion to SFNC and CFB, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and CFB will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, CFB and others. SFNC and CFB will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion; and

(i)           CFB and SFNC shall each have received a “fairness opinion” in the form customarily received in transactions of this type and substantially to the effect that the Exchange Ratio is fair to their respective shareholders from a financial point of view.

Section 6.02 Additional Conditions for SFNC.  The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           SFNC shall have received an opinion, dated the Effective Date, of CFB’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants herein of CFB shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of CFB, dated the Effective Date, to such effect;

(c)           Phase I environmental audits of all real property owned by CFB or any of its subsidiaries shall have been conducted at SFNC’s expense and shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d)           SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby;

(e)           No litigation or proceeding is pending which (i) has been brought against SFNC or CFB or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on CFB or SFNC;

(f)           The execution of lock-up agreements in substantially the form attached hereto as Exhibit 6.02(f) by the holders of CFB Common Stock designated in such Exhibit.

(g)           All necessary consents and approvals have been received to allow SFNC to assume the obligations of CFB for the trust preferred securities issued by CFS Trust I, CFS Trust II and CFS Trust III, on the existing terms of such obligations, as of the Effective Time; and

(h)           All necessary consents and approvals have been received to allow SFNC to exchange its SFNC Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share, to be issued in the same standard terms and conditions as specified for the Small Business Lending Fund of the U. S. Treasury for the outstanding shares of CFB Series C Preferred Stock.

Section 6.03 Additional Conditions for CFB.  The obligation of CFB to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a)           CFB shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b)           Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and CFB shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c)           No litigation or proceeding is pending which (i) has been brought against SFNC or CFB or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of CFB is likely to have a Material Adverse Effect on CFB or SFNC; and

 (d)           The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04 Effect of Required Adjustments.  Any effect on CFB as a result of action taken by CFB pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of CFB and for purposes of determining whether any conditions are satisfied.

ARTICLE VII
TERMINATION

Section 7.01 Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after the approval by the shareholders of CFB and SFNC:

(a)           By the mutual consent of SFNC and CFB, by action of their respective boards of directors;

(b)           By SFNC or CFB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of either CFB or SFNC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c)           By SFNC or CFB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2014; provided, however, that such date may be extended to not later than February 28, 2015 by either SFNC or CFB, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c) or because the Registration Statement is not effective as is required pursuant to Section 6.01(g) ; provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)           By SFNC or CFB, in the event Quattlebaum, Grooms, Tull & Burrow PLLC notifies the parties that it will be unable to give the opinion described in Section 6.01(h).

(e)           By the Board of Directors of CFB at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date (“Determination Date”), if the Average Closing Price of SFNC Stock shall be less than $28.30 and the SFNC Stock has underperformed the KBWR by more than 20% calculated in accordance with Section 2.03(c) hereof.  If CFB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period.  During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) (“SFNC Walkaway Counter Offer”).  If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to CFB within three (3) business days following receipt of the termination notice previously sent by CFB, whereupon such notice of termination shall be null and void and of no effect, CFB shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration).  Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.  If either SFNC or CFB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e).

(f)           By the Board of Directors of CFB at any time prior to obtaining CFB shareholder approval for the Merger if the Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for CFB’s Board of Directors to comply with its fiduciary duties to CFB’s shareholders under applicable law, provided that CFB shall pay SFNC a fee, in immediately available funds, in the amount of $10,000,000 in advance of or concurrently with such termination.

Section 7.02  Effect of Termination.  In the event of the termination of this Agreement by either SFNC or CFB, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII
EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01 Effective Date and Effective Time.  On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the “Effective Date”.  The “Effective Time” of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.  As used in this Agreement, “business day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

ARTICLE IX
OTHER MATTERS

Section 9.01 Survival.  Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.  If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(g)(iii), 5.01(n), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02 Amendment; Modification; Waiver.  Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of CFB, Section 2.02 and Section 2.03 shall not be amended or revised.

Section 9.03 Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05 Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06 Disclosure.  Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07 Notices.  All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to CFB and FSB, to:                         COMMUNITY FIRST BANCSHARES, INC.
Attn: John C. Clark, President and CEO
115 West Washington Avenue
Union City, Tennessee  38261
Telecopy: (731) 886-8801

With a Copy to:                                   BAKER, DONELSON BEARMAN, CALDWELL
& BERKOWITZ, PC
Attn: Steven J. Eisen or Mark L. Miller
Baker Donelson Center, Suite 800
211 Commerce St.
Nashville, Tennessee 37201
Telecopy: (615) 744-5718

If to SFNC, to:                                      SIMMONS FIRST NATIONAL CORPORATION
George A. Makris, Jr., Chairman & CEO
501 Main Street
Pine Bluff, Arkansas  71601
Telecopy: (870) 850-2605

With a Copy to:                                   QUATTLEBAUM, GROOMS, TULL & BURROW PLLC
ATTN: Patrick A. Burrow
111 Center St., Suite 1900
Little Rock, Arkansas  72201
Telecopy: (501) 379-3815

Section 9.08 No Third Party Beneficiaries.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09 Entire Agreement.  This Agreement and the Mutual Nondisclosure Agreement, dated February 18, 2014 pertaining to non-disclosure of confidential information of CFB and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10 Assignment.  This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11 No Interference with Legal or Fiduciary Duty.  Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X
EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01 Indemnification.  In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of CFB and of FSB against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement and/or to the Merger.  SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Section 10.02 D&O Insurance.  Directors' and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by CFB prior to the consummation of the Merger for a period of not less than six (6) years after the Effective Date, provided that SFNC shall not be required to expend on an annual basis more than 200% of the current annual premium paid as of the date hereof by CFB for such insurance ("Premium Limit") and if such premiums for such insurance would at any time exceed the Premium Limit, SFNC shall cause to be maintained policies of insurance which in SFNC's good faith determination provide maximum coverage available at an annual premium equal to the Premium Limit. Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of FSB on the same basis as provided to the other subsidiary banks of SFNC.

[Remainder of page blank Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By: /s/ George A. Makris, Jr.
George A. Makris, Jr., Chairman &
Chief Executive Officer

COMMUNITY FIRST BANCSHARES, INC.

By: /s/ John C/ Clark
John C. Clark, President & Chief
Executive Officer

EXHIBIT 6.02(f)

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT ("Agreement") is made as of the ____ day of  __________, 2014, by _________________________ ("Holder"), in connection with his or its ownership of shares of Simmons First National Corporation ("Company"), an Arkansas corporation.

RECITALS:

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated May 6, 2014 ("Merger Agreement") with Community First Bancshares, Inc. ("CFB"), a Tennessee corporation, pursuant to which CFB shall first merge with and into the Company ("Merger");

WHEREAS, the Company has negotiated certain terms of the Merger Agreement, which require the execution of this Agreement as a condition precedent to closing of the Merger; and

WHEREAS, the Holder is willing to enter into this Agreement in connection with the Merger on the terms provided herein.

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder agrees as follows:

1.   Background.  (a) Holder is the beneficial owner of _______ shares of the common stock, $0.01 par value, of the Company, and this Agreement will apply to 50,000 of such shares ("Shares") and not any shares acquired by Holder hereafter.

(b)  Holder understands that, as a condition to closing the Merger, the Company has agreed to obtain an agreement from Holder to refrain from selling the Shares from the date of this Agreement until the second anniversary of the Effective Time of the Merger ("Restriction Period"), except as specified in Section 2 below.

2.  Sale Restriction.  (a) Holder hereby agrees that during the Restriction Period, Holder will not sell, transfer, or otherwise dispose of any of the Shares.  Holder further agrees that the Company is authorized to (x) place a restrictive legend on any certificates issued during the Restriction Period evidencing the Shares, and (y) to place "stop orders" on its books and with its transfer agent to prevent any transfer of Shares of the Company held by Holder in violation of this Agreement. The Company agrees to use commercially reasonable efforts not to allow any transaction inconsistent with this Agreement, but in the event of a material adverse change in financial circumstances of the Holder where there may be a liquidity need of the Holder, Company agrees to work with Holder in meeting Holder's liquidity needs.

(b) Notwithstanding the foregoing restrictions on transfer, Holder may, at any time and from time to time during the Restriction Period, transfer all or a portion of the Shares (i) as bona fide gifts or transfers by will or intestacy and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value; provided, that, in the case of any gift or transfer described in clauses (i) and (ii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned.

(c)  All restrictions under this Agreement will terminate immediately if the Holder (or another Holder with whom the Holder is affiliated) is a director of the Company or its subsidiaries, and either (i) the Holder ceases to be a director as a result of Holder's death, disability as defined under the Company's disability insurance plan, or removal as a director by the Company or its subsidiaries without cause.

(d)  All restrictions under this Agreement will terminate immediately if there is a merger, acquisition, or other transaction which results in the Company not being the surviving corporation or in the event that any action is taken to delist the Shares on the NASDAQ Global Select Market (except for actions to list the Shares on a more widely traded platform).

(e)  In the event of any stock dividend, stock split or consolidation of shares or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which Holder becomes entitled by reason of ownership of the Shares shall be subject to restriction with the same force and effect as the Shares subject to restriction immediately before such event.

3.  Miscellaneous.  (a)  At any time, and from time to time, after the signing of this Agreement, Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Arkansas or in the federal courts located in the State of Arkansas. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Simmons First National Corporation, Attention: George A. Makris, Jr.,  Simmons First National Corporation, 501 Main street, P, O, Box 7009, Pine Bluff, Arkansas  71611; or (ii) if to the Holder, to: _______________________, _______________________.

2

(d)  The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by Holder or to which Holder is subject under applicable law.

(f)  This Agreement shall be binding upon Holder, its legal representatives, successors, and assigns.

(g)  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(h)  The Company agrees not to take any action or allow any act to be taken that would be inconsistent with this Agreement.

(i) Holder acknowledges that this Agreement may not be amended without the written consent of the Company, which consent may be withheld, delayed, or denied for any reason or for no reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                                         SIMMONS FIRST NATIONAL CORPORATION

By. ___________________________________
George A. Makris, Jr., Chairman &
Chief Executive Officer

HOLDER:                                                      _________________________________________
(Print name of Holder)

_________________________________________
(Signature)

3